UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): February 1, 2011

KeyOn Communications Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33842	74-3130469
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11742 Stonegate Circle Omaha, Nebraska	68164
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (402) 998-4000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01.	Entry into a Material Definitive Agreement.

On February 1, 2011, through a wholly-owned subsidiary, we entered into an agreement to sell substantially all of the wireless broadband assets and assign certain liabilities used in the operation of our Grand Junction, Colorado network (the “Assets”) to Skybeam, Inc., a Colorado-based corporation (“Skybeam”) (the “Asset Purchase Agreement”). The assets to be sold are used exclusively in the businesses of operating wireless broadband networks that provide high-speed Internet access and other related services to subscribers in Grand Junction, Colorado and surrounding communities.

As consideration for the acquired assets, the Company has agreed to accept an aggregate purchase price of $261,000 in cash, subject to a holdback in the amount of $52,200 with which to make post-closing purchase price adjustments based upon the number of broadband subscribers and monthly Internet service revenue as described in the Asset Purchase Agreement. The Asset Purchase Agreement contains customary representations and warranties by the Company and Skybeam.

Also, on February 1, 2011, upon the satisfaction of certain closing conditions as described in the Asset Purchase Agreement, KeyOn completed the acquisition, and received the Closing Payment of $208,800. The balance of the purchase price will be delivered ninety days thereafter and is subject to the subscriber and revenue adjustments, as well as any adjustments for liabilities that were not assumed by Skybeam, as further described in the Asset Purchase Agreement.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The information required to be disclosed under this Item 2.01 is set forth above under Item 1.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEYON COMMUNICATIONS HOLDINGS, INC.

Dated: February 7, 2011	By: /s/ Jonathan Snyder
Name: Jonathan Snyder
Title: Chief Executive Officer